EXHIBIT 23.02

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2015 relating to the financial statements of Novvi LLC which appears in Amyris, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 and is incorporated by reference in Amyris, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015.

 /s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas
April 1, 2016